Exhibit 99.1

PRESS RELEASE

Sonic Foundry Reports Third Quarter 2008 Results

MADISON, Wis. - July 31, 2008 - Sonic Foundry, Inc. (NASDAQ: SOFO), the recognized market leader for rich media webcasting and knowledge management, today announced financial results for its fiscal 2008 third quarter:

•	Revenue totals $5.09 million, up 8 percent from fiscal Q3 2007
•	GAAP net loss of $829 thousand or $(0.02) per diluted share
•	Non-GAAP net income of $210 thousand or $0.01 per diluted share
•	Total end customer billings reach $5.5 million
•	Service revenues of $2.03 million

Non-GAAP net income primarily excludes all non-cash related expenses of stock compensation, depreciation, amortization and one time severance payments and includes the cash impact of service billings not recognized as revenue. Reconciliation between GAAP and non-GAAP results is provided at the end of this press release.

In January 2008, the company announced the initiation of cost savings measures that were designed to focus its efforts on growing key vertical markets while positioning the company towards breakeven or better operations. Consequently, fiscal Q3 2008 resulted in positive non-GAAP net income of $210 thousand or $0.01 per share, while the GAAP loss decreased from $1.6 million in June 2007 to $829 thousand in the current quarter. Likewise, operating expenses decreased 10 percent from Q3 2007 due to this successful cost reduction initiative.

The company maintains an accumulated $3.6 million of unearned revenue on the balance sheet at June 30, 2008, of which it expects to realize $1.4 million in the upcoming quarter. Recorder unit shipments increased 15 percent while service billings were $2.4 million representing a 20 percent increase over fiscal Q3 2007. Gross margins were $3.8 million or 74 percent for the current quarter, compared to $3.5 million and 74 percent in the previous year.

The company’s sales efforts have continued to build within the higher education market and through its webcasting-as-a-service offerings. Quarterly billings to higher education customers totaled $3.5 million or 57 percent of total billings. Recent trends such as high gas prices and the slowing economy are driving more students, particularly adult learners, to seek online education options. Similarly, demand for lecture capture within undergraduate, community college and blended learning programs is beginning to demonstrate growth. This development represents an emerging trend beyond the traditional academic customer base for the company, which has primarily consisted of graduate, distance learning and technical degree programs. The company has sold to more than 600 education customers to date.

Expanded adoption among existing higher education customers account for additional efficiencies in the sales process. Domestic higher education licensed sales for Q3 2008 included Tulane University, University of North Carolina- Chapel Hill, University of Wisconsin-Madison School of Business, Washington State University and Youngstown State University. International sales continue to strengthen with new customers at Oxford University, Wales College of Medicine, Universidad Carlos III de Madrid, University of Economics- Praque and Thammasat University, Thailand.

The company also continues to transition its corporate vertical marketing efforts from on-premise to outsourced webcasting services. The shift in sales strategy added new customers to Sonic Foundry’s Event Services group which included Cardinal Health, Sangamo BioSciences, General Dynamics, Clemson University and Drinker Biddle.

Additional highlights of the third quarter include:
-	The introduction of Mediasite 5.0 and the next generation of Mediasite RL and ML Recorders at InfoComm in Las Vegas. The release includes more than 100 new features.
-	Representation from nearly 200 individuals, representing 30 states, seven countries and 95 organizations at UNLEASH 2008, the company’s second annual Mediasite User Conference.
-	The announcement of the 1000th Mediasite customer, Penn State University Dickinson School of Law.
-	Continued partnership with the leading higher education conferences in the nation including the Sloan Consortium, EduComm and the Chronicle of Higher Education.

“We are delighted by the tremendous improvement in our operating results this quarter. Our decision to focus on key vertical markets and match our offerings to the developing economic climate is now paying off. We’re beginning to witness key evolutionary trends related to the greater adoption of rich media communications,” said Rimas Buinevicius, chairman and CEO of Sonic Foundry. “We expect these advancements to continue as both the academic and corporate enterprise further embrace rich media lecture capture and webcasting. We believe Sonic Foundry is offering the right product and service mix at the right time to fuel this transformation in the way our customers teach, work and learn.”

Sonic Foundry will host a corporate webcast today for analysts and investors to discuss its third quarter fiscal 2008 results at 3:30 p.m. CT / 4:30 p.m. ET. It will use its patented rich media communications system, Mediasite, to webcast the presentation for both live and on-demand viewing. To access the presentation, go to www.sonicfoundry.com/q3. An archive of the webcast will be available for 30 days.

EXPLANATION OF NON-GAAP MEASURES
To supplement our financial results presented on a GAAP basis, we use the measure of non-GAAP net income or loss in our financial presentation, which exclude certain non-cash costs and include certain cash billings not recognized as revenue for GAAP purposes. These costs include stock-based compensation which we believe is helpful in understanding our past financial performance and our future results. Our non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Our non-GAAP financial measures reflect adjustments based on the following items:

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Stock-based compensation expenses: We adopted FASB Statement No. 123R, Share-Based Payments, on October 1, 2005, under the modified prospective method. Statement 123R requires us to record non-cash operating expenses associated with stock option awards at their estimated fair values. Prior to our Statement 123R adoption, we were required to record stock-based compensation expenses at intrinsic value, which was zero since we only issue stock options at the market price of our stock on the date issued. In accordance with the modified prospective method, our financial statements for prior periods have not been restated to reflect, and do not include, the changes in methodology to expense options at fair values in accordance with Statement 123R. Stock-based compensation is a key incentive offered to our employees. We believe such compensation contributed to the revenues earned during the periods presented and also believe it will contribute to the generation of future period revenues. As a result, we continue to evaluate our business performance excluding stock-based compensation expenses.

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Depreciation and amortization of intangible and other assets expenses: We have excluded the effect of depreciation and amortization of assets from our pro-forma net income or loss. Amortization of intangible assets expense varies in amount and frequency and it is significantly affected by the timing and size of our acquisitions. Depreciation and amortization of asset costs is a non-cash expense that includes the periodic write-off of tooling, product design and other assets that contributed to revenues earned during the periods presented and will contribute to future period revenues as well.

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Personnel and program reduction costs: We have excluded certain additional costs incurred as a result of our cost reduction plan which was implemented in January 2008. These costs include severance costs associated with employee reductions as we better aligned ourselves with key vertical markets. Also excluded is a one time charge associated with an early extinguishment of a lease.

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Service billings not recorded as revenue: We have included the cash effect of billings not recorded as revenue, which are deferred for GAAP purposes, in arriving at non-GAAP net income or loss. Our services are typically billed and collected in advance of providing the service which requires minimal cost to perform in the future. Billings are a better indicator of customer activity and cash flow than revenue is, in management’s opinion, and is therefore used by management as a key operational indicator.

About Sonic Foundry®, Inc.
Founded in 1991, Sonic Foundry (NASDAQ: SOFO, www.sonicfoundry.com) is the recognized market leader for rich media webcasting and knowledge management, providing education and training solutions and services that link an information-driven world. Based in Madison, Wisconsin, the company has received numerous awards including the 2007 Frost & Sullivan Global Market Leadership Award, Ziff Davis Media’s Baseline Magazine’s sixth fastest-growing software company with sales under $150 million and Deloitte’s Technology Fast 500. Named a Bersin & Associates 2007 Learning Leader, Sonic Foundry’s webcasting and knowledge management solutions are trusted by education institutions, Fortune 500 companies and government agencies for a variety of critical communication needs. Sonic Foundry is changing the way organizations communicate via the web and how people around the globe receive vital information needed for education, business, professional advancement and safety. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

Investor Contact:
Rob Schatz
Wolfe, Axelrod, Weinberger & Assoc., LLC
212-370-4500
rob@wolfeaxelrod.com

Sonic Foundry, Inc. Consolidated Balance Sheets (in thousands, except for share data) (Unaudited)
	June 30, 2008	September 30, 2007
Assets
Current assets:
Cash and cash equivalents	$3,343	$8,008
Accounts receivable, net of allowances of $140 and $270	4,183	5,001
Inventories	319	204
Prepaid expenses and other current assets	463	975
Total current assets	8,308	14,188
Property and equipment:
Leasehold improvements	980	975
Computer equipment	2,460	2,267
Furniture and fixtures	461	461
Total property and equipment	3,901	3,703
Less accumulated depreciation	2,031	1,520
Net property and equipment	1,870	2,183
Other assets:
Goodwill and other intangibles, net of amortization of $1,666 and $1,656	7,600	7,610
Total assets	$17,778	$23,981

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,406	$1,512
Accrued liabilities	1,056	1,023
Unearned revenue	3,641	3,314
Current portion of notes payable	333	333
Current portion of capital lease obligation	52	66
Total current liabilities	6,488	6,248

Long-term portion of notes payable	305	556
Long-term portion of capital lease obligations	36	69
Other liabilities	279	348
Total liabilities	7,108	7,221

Stockholders' equity:
Preferred stock, $.01 par value, authorized 5,000,000 shares; none issued and outstanding	—	—
5% preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 10,000,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value, authorized 100,000,000 shares; 35,728,837 and 35,684,503 shares issued and 35,601,670 and 35,557,336 shares outstanding	357	357
Additional paid-in capital	184,095	183,528
Accumulated deficit	(173,577)	(166,930)
Receivable for common stock issued	(36)	(26)
Treasury stock, at cost, 127,167 shares	(169)	(169)
Total stockholders' equity	10,670	16,760
Total liabilities and stockholders' equity	$17,778	$23,981

Sonic Foundry, Inc. Consolidated Statements of Operations (in thousands, except for share and per share data) (Unaudited)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007

Revenue:
Product	$3,022	$3,544	$6,146	$9,028
Services	2,028	1,148	5,305	2,939
Other	37	10	85	29
Total revenue	5,087	4,702	11,536	11,996
Cost of revenue:
Product	1,133	1,095	2,613	2,628
Services	171	131	467	262
Total cost of revenue	1,304	1,226	3,080	2,890
Gross margin	3,783	3,476	8,456	9,106

Operating expenses:
Selling and marketing	3,295	3,354	10,171	8,900
General and administrative	530	952	2,244	3,027
Product development	778	837	2,706	2,318
Total operating expenses	4,603	5,143	15,121	14,245
Loss from operations	(820)	(1,667)	(6,665)	(5,139)

Other income, net	(9)	77	18	208
Net loss	$(829)	$(1,590)	$(6,647)	$(4,931)

Net loss per common share:
- basic and diluted	$(0.02)	$(0.04)	$(0.19)	$(0.14)

Weighted average common shares - basic and diluted	35,582,989	35,504,939	35,572,276	34,400,290

Non-GAAP Consolidated Statements of Operations
(in thousands)

	Fiscal Quarter Ended June 30, 2008			Fiscal Quarter Ended June 30, 2007
	GAAP	Adj(1)	Non-GAAP	GAAP	Adj(1)	Non-GAAP

Revenues	$5,087	$376	$5,463	$4,702	$878	$5,580
Cost of revenue	1,304	—	1,304	1,226	—	1,226
Total Operating expenses	4,603	(663)	3,940	5,143	(364)	4,863
Loss from operations	(820)	1,039	219	(1,667)	1,242	(425)
Other income	(9)	—	(9)	77	—	77
Net loss	$(829)	$1,039	$210	$(1,590)	$1,242	$(348)
Diluted net loss per common share	$(0.02)	$0.03	$0.01	$(0.04)	$0.03	$(0.01)

(1)Adjustments consist of the following:

Billings	$376	$878
Personnel and program reduction costs	296	—
Depreciation (in G&A)	178	162
Stock-based compensation(2)	189	202

Total non-GAAP adjustments	$1,039	$1,242

(2) Stock-based compensation is included in the following GAAP operating expenses:

Selling and marketing	$122	$128
General and administrative	18	28
Research and development	49	46

Total stock-based compensation	$189	$202